Exhibit 10.24

Agreement for use and Non-Disclosure of
Confidential and Proprietary Information

 Between:

 SI DIAMOND TECHNOLOGY, INC.

 And

 Jake Schroepfer

            THIS AGREEMENT entered into on 02/20/02, (hereafter “Effective Date”), between SI Diamond Technology, Inc. (herein “Company”) and Jake Schroepfer (herein “Employee”) to assure the protection and preservation of the confidential and/or proprietary nature of information to be disclosed or made available by Company, during the course of employment or engagement as a consultant. For purposes of this Agreement, “Company” shall include Company and all its subsidiary corporations.

(a)	For the purposes of this Agreement, “Proprietary Information” shall mean all informant, ideas, concepts, improvements, copyrightable material, patentable material, discoveries and inventions (including those relating to research, development, financial and sales data, pricing or trading terms, evaluations, opinions, interpretations, the identity of Company customers or of their requirements or of Key contacts within such customer’s organizations, and marketing and merchandising techniques) (i) possessed, acquired, developed or reduced to practice by Company at any time, irrespective of the subject or nature of these, or (ii) conceived, made. Developed, acquired or reduced to practice by Employee or disclosed or made known to Employee, individually or jointly with others, that relate or pertain to the business of Company or any Company actual or demonstrably anaticipated research or development and whether or not conceived, made, developed, acquired or reduced to practice during regular working hours. The term shall include without limitation all test data, documents, memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, designs, computer programs, maps and all other writings or materials of any type embodying any of such Proprietary Information.
(b)

All Proprietary Information shall be the sole and exclusive property of the Company. Employee agrees that he or she shall promptly and completely inform and disclose to Company all Proprietary Information. Employee shall transfer to Company all Proprietary Information conceived, made, developed, acquired or reduced to practice by Employee as a result of Employee’s work on behalf of Company, and Employee agrees to execute any additional documents that the Company may reasonably request to evidence such transfer of rights in connection with the development in every proper way in obtaining, as its expense, protection for all such inventions and copyrightable materials, and will execute any and all lawful documents desired or required by Company to achieve that end. Employee agrees to assign to the Company, his or her entire right, title, and interest in and to all such copyrightable or patentable materials, discoveries, inventions, improvements, and developments, as well as any applications for patent or copyright registration thereon, during and subsequent to his or her employment.
(c)	Employee shall not be obligated under or bound by Paragraph (a) or (b) above for any copyrightable or patentable material, discovery, invention, improvement, or development for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on his or her own time, and (1) which does not relate (a) to the business of Company or (b) to Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by him or her for Company. The burden of proof whether items are covered by this Paragraph (c) shall rest with Employee. The following is a complete list of inventions, patented or unpatented, and copyrigfhtable materials which Employee has authored, conceived, or reduced to practice prior to his or her employment or engagement as a consultant with Company.
Employee agrees that any improvements made to the above listed inventions or revisions of the above listed copyrightable materials authored, conceived, developed or reduced to practice during his or her employment or engagement as a consultant by Company shall be the property of Company if otherwise covered by the definition of Proprietary Information in Paragraph (a), and not excluded under Paragraph (c). Any information possessed, acquired, developed or reduced to practice by Employee within one (1) year following termination of Employee’s employment or engagement as a consultant with Company shall be presumed to be Proprietary Information.
(d)	Employee recognizes and acknowledges that the protection of the Proprietary Information of the Company against unauthorized disclosure and use is of critical importance to Company. And therefore Employee agrees to use his or her best efforts and exercise utmost diligence to protect and safeguard the Proprietary Information of the Company and its affiliates, if any, and, except as may be expressly required by Company in connection with Employee’s performance of his or her obligations to Company. Employee shall not, either during the term of his or her employment or engagement as a consultant with Company or thereafter, directly or indirectly , use for his own benefit or for the benefit of another, or disclose to another, any of such Proprietary Information.
(e)	Upon termination of employment, or at any other time upon request of the Company, Employee shall immediately deliver to Company all originals and all copies of any documents (including computer files) embodying any Proprietary Information, including all test data.
(f)	The Employee represents that his employment by the company will not conflict with any obligations which he has to any other person, firm or entity. The Employee specifically represents that he has not brought to the Company (during the period before the signing of this Agreement) and he will not bring to the Company any materials or documents of a former or present employer, or any confidential information or property of any other person, firm, or entity.
(g)	During the course of employment, the Employee will promptly disclose to the directors of the Company, in accordance with Company’s policies, full information concerning any interests, direct or indirect, he or she holds (whether as a principal, stockholder, lender, employee, director, officer, partner, venturer, consultant or otherwise) in any business which, as reasonably known to the Employee, purchases or provides services or products to, Company or any of its subsidiaries.
(h)	During the course of employment or engagement as a consultant with the Company, the Employee shall not, without disclosure to and approval of the Company’s Board of directors, directly or indirectly, engage or be interested (whether as a principal, stockholder, lender, employee, officer, director, partner, venturer, consultant, or otherwise) in any business that is directly competitive with the business of the Company.
(i)	For a period of one year after termination of employment or the engagement as a consultant with the Company, the Employee shall not, without disclosure to and approval of the Company’s Board of directors, directly or indirectly, engage or be interested (whether as a principal, stockholder, lender, employee, officer, director, partner, venturer, consultant or otherwise) in any business that is directly competitive with the business of the Company.
(j)	If any of the provisions of this Agreement is held to be unenforceable because of the scope, duration, or area of its applicability, the court making such determination shall have the power to modify such scope, duration, or area or all of them, and such provision shall then be applicable to such modified form.
(k)	This Agreement shall not be considered to be an agreement by Company to employ Employee.

Specific Performance:  Since Company will be irreparably damaged if the provisions of this Agreement are not specifically enforced, Company shall be entitled to an injunction restraining any violation of this Agreement by the Employee (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy which the Company may have.

                                                            SI Diamond Technology, Inc.

                                                            By:                   //s//  Marc W. Eller
                                                                        Marc W. Eller, CEO

                                                            Employee

                                                                                    //s//  Jake Schroepfer
                                                                        Jake Schroepfer